Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-08609, 333-115054, and 333-117791) on Forms S-8 and (Nos. 333-156872 and 333-115975) on Forms S-3 of Green Bankshares, Inc. of our report dated March 15, 2011, with respect to the consolidated balance sheet of Green Bankshares, Inc. and subsidiaries (Predecessor Company) as of December 31, 2010 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2010, which report appears in Green Bankshares, Inc.’s 2011 Annual Report on Form 10-K.

Our report refers to a change, effective January 1, 2009, in the method of accounting for other-than-temporary impairments of debt securities in connection with the adoption of revised accounting guidance issued by the Financial Accounting Standards Board.

/s/ Dixon Hughes Goodman LLP

(formerly Dixon Hughes PLLC)

Atlanta, Georgia

April 9, 2012